                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into between Group 1 Automotive, Inc., a Delaware corporation having offices at 950 Echo Lane, Suite 350, Houston, Texas 77024 ("Group 1"), Koons Ford, Inc., a Florida corporation and a wholly owned subsidiary of Group 1 ("Employer"), and James S. Carroll, an individual currently residing at 13880 Stirling Road, Fort Lauderdale, Florida 33330 ("Employee"), to be effective as of March 16, 1998.

         For and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

1.       EMPLOYMENT AND DUTIES:

         1.1. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning March 16, 1998 and continuing throughout the Term (as defined below) of this Agreement, subject to the terms and conditions of this Agreement. In addition, Employee shall perform management services (as determined in accordance with Section 1.2 hereof) for Courtesy Ford, Inc. ("Courtesy"), Perimeter Ford, Inc. ("Perimeter") and such other dealerships of Group 1 as may be mutually agreed upon between Employee and Group 1 (Employer, Courtesy, Perimeter and such other dealerships are collectively refereed to herein as the "Dealerships Under Management").

         1.2. Employee shall serve as President of Employer, Courtesy, as Chairman of Perimeter, and shall serve in such offices of the other Dealerships Under Management as may be mutually agreed by Employee and Group 1. Employee agrees to serve in the assigned positions and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such positions as determined by Group 1, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Group 1. Employee shall at all times comply with and be subject to such policies and procedures as Group 1 and the Dealerships Under Management may establish from time to time.

         1.3. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of the Dealerships Under Management. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or any of its subsidiaries or affiliates, or requires any significant portion of Employee's business time; provided, however, that Employee may engage in passive personal investments that do not conflict with the business and affairs of the Employer or any of its subsidiaries or affiliates or interfere with Employee's performance of his duties hereunder. It is specifically acknowledged that Employee's investments in Koons Development Co., K.C. Partnership, World Partner Enterprises, Ltd. (each owners of the real property of the dealership facilities leased to subsidiaries of Group 1 under agreements of even date herewith), Shamrock Life Insurance Company, Shamrock Reinsurance Company, Ltd., VPC Holding Corp., Vehicle Protection Corp. (credit life and supplemental warranty entities not sold to Group 1 under the Agreement and Plan of Reorganization by and among Group 1, Koons Merger, Inc., Koons Ford, Inc. and the stockholders of Koons Ford, Inc. dated as of December 17, 1997 (the "Plan of Reorganization"), which continuing activity will be the "runoff" of business pre- existing this Agreement) and J. Carroll Enterprises, Inc. (the management company which will manage Employee's investments in the preceding entities) will not constitute a violation of this Section 1.3
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provided that the management of such investments do not require a significant portion of Employee's business time or interfere with Employee's performance of his duties hereunder.

         1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer or any of its subsidiaries or affiliates and to do no act which would injure the business, interests, or reputation of Employer or any of its subsidiaries or affiliates. In keeping with these duties, Employee shall make full disclosure to Employer of all business opportunities pertaining to the business of Employer or any of its subsidiaries or affiliates and shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship. Exercise of the right granted under Section 10.1(a) of the Plan of Reorganization will not constitute a violation of this Section 1.4.

         1.5. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any of its subsidiaries or affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer and its subsidiaries and affiliates, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer, or any of its subsidiaries or affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Group 1's General Counsel (who shall be Group 1's outside General Counsel unless Group 1 has employed an inside General Counsel) any facts which might involve such a conflict of interest that has not been approved by Group 1's President. Employer, Group 1 and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest". Moreover, Employer, Group 1 and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by Employee to Group 1's General Counsel may be all that is necessary to enable Employer or its subsidiaries or affiliates to protect their interests. In others, if no improper motivation appears to exist and the interests of Employer or its subsidiaries or affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer or Group 1 to terminate the employment relationship. Employee agrees that Group 1's determination as to whether a conflict of interest exists shall be conclusive. Employer and Group 1 reserve the right to take such action as, in their judgment, will end the conflict. It is acknowledged that the outside activities described in Sections 1.3 and 1.4 do not constitute a violation of this Section 1.5.

2.       COMPENSATION AND BENEFITS:

         2.1. (i) Employee's initial base salary under this Agreement shall be $300,000.00 per annum and shall be paid in semi-monthly installments in accordance with Employer's standard payroll practice. Employee's base salary may be increased from time to time by Employer and, after any such change, Employee's new level of base salary shall be Employee's base salary for purposes of this Agreement until the effective date of any subsequent change.

                 (ii) In addition to the compensation of Sections 2.1(i) and 2.2, employee will be entitled to $260,000.00 per annum, paid in semi-monthly installments, for each of the five years subsequent to the date of this Agreement.



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         2.2     Employee's participation in bonus plans shall be governed by the bonus and incentive plans adopted by the Board of Directors of Employer in which Employee is a participant.

         2.3. If Employee is granted stock options, Employee will enter into a separate written stock option agreement pursuant to which Employee shall be granted the option to acquire common stock of Group 1 subject to the terms and conditions of Group 1's 1996 Stock Incentive Plan and the stock option agreement entered into thereunder. The number of shares, exercise price per share and other terms of the options shall be as specified in such other written agreement.

         2.4. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees.
Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

         2.5. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.
Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Employer, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer and its subsidiaries and affiliates.

         2.6. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

3. TERM OF THIS AGREEMENT, EFFECT OF EXPIRATION OF TERM, AND TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

         3.1. The term of this Agreement shall be for five (5) years from March 16, 1998 through March 15, 2003. Should Employee remain employed by Employer beyond the expiration of the Term, such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause, upon thirty days notice. Upon such termination of the continued at-will employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, and any quarterly incentive compensation previously payable with respect to full quarters completed prior to the date of termination, but Employee shall not be entitled to any incentive compensation with respect to full quarters not completed prior to the date of termination. Upon termination of employment, Employee shall repay to Employer all advances received by Employee from Employer or any of its subsidiaries or affiliates, including all advances drawn against any bonus.





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         3.2.    Notwithstanding any other provisions of this Agreement,
Employer shall have the right to terminate Employee's employment under this Agreement at any time for any of the following reasons:

         (i) For "cause" upon the determination by Group 1's Board of Directors that "cause" exists for the termination of the employment relationship. As used in this Section 3.2(i), the term "cause" shall mean (a) Employee has engaged in gross negligence, gross incompetence or willful misconduct in the performance of, or Employee's willful refusal without proper reason to perform, the duties and services required of Employee pursuant to this Agreement; (b) Employee has been convicted of a felony; or (c) Employee's material breach of any material provision of this Agreement or corporate code or policy, which breach remains uncorrected for 30 days following Employer's delivery of written notice of such breach to Employee. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to Group 1's Board of Directors for determination. Employee, if he so requests, after reasonable notice of such Board of Directors meeting, shall be entitled to be heard before the Board of Directors;

         (ii) for any other reason whatsoever, including termination without cause, in the sole discretion of Group 1's Board of Directors;

         (iii)   upon Employee's death; or

         (iv) upon Employee's becoming incapacitated by accident, sickness, or other circumstance which in the reasonable opinion of a qualified doctor approved by Employer's Board of Directors renders him mentally or physically incapable of performing the duties and services required of Employee, and which will continue in the reasonable opinion of such doctor for a period of not less than 180 days.

The termination of Employee's employment shall constitute a "Termination for Cause" if made pursuant to Section 3.2(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.2(iii) as a result of Employee's death is specified in Section 3.7. The effect of the employment relationship being terminated pursuant to Section 3.2(iv) as a result of the Employee becoming incapacitated is specified in Section 3.8.

         3.3. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

         (i) a material breach by Employer of any material provision of this Agreement or a material breach by Group 1 of any material provision of the Plan of Reorganization, in each case which remains uncorrected for 30 days following





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                 written notice of such breach by Employee to Employer's or
                 Group 1's Board of Directors, as appropriate;

         (ii)    the dissolution of Employer; or

         (iii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee shall constitute an "Involuntary Termination" if made pursuant to Section 3.3(i) or 3.3(ii); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee shall constitute a "Voluntary Termination" if made pursuant to Sections 3.3(iii); the effect of such termination is specified in Section 3.4.

         3.4. Subject to the provisions of Section 3.12, upon a "Voluntary Termination" of the employment relationship by Employee or a termination of the employment relationship for "Cause" by Employer, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, and any quarterly incentive compensation previously payable with respect to full quarters completed prior to the date of termination, but Employee shall not be entitled to any incentive compensation with respect to full quarters not completed prior to the date of termination.

         3.5. Upon an Involuntary Termination of the employment relationship by either Employer or Employee pursuant to Sections 3.2(ii) or 3.3(i), Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the compensation specified in Section 2.1, payable bi-weekly, as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Upon an Involuntary Termination of the employment relationship by Employee pursuant to Sections 3.3(ii), Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non- competition obligations), to receive in a lump sum payment the compensation specified in
Section 2.1 as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer or its subsidiaries or affiliates, and Employer's and its subsidiaries' and affiliates' sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship.

         3.6. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer or any of its subsidiaries or affiliates based on Involuntary Termination for any monies other than those specified in Section
3.5. If Employee breaches this covenant, Employer and its subsidiaries and affiliates shall be entitled to recover from Employee all sums expended by Employer and its subsidiaries and affiliates (including costs and attorneys' fees) in connection with such suit, claim, demand or cause of action. Employer and its subsidiaries and affiliates shall not be entitled to offset any of the amounts specified in the immediately preceding sentence against amounts otherwise owing by





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Employer and its subsidiaries and affiliates to Employee prior to a final determination under the terms of the arbitration provisions of this Agreement that Employee has breached the covenant contained in this Section 3.6.

         3.7. Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination which has not been paid, but Employee's heirs, administrators, or legatees shall not be entitled to any individual incentive compensation with respect to the operations of the Employer and its subsidiaries and affiliates during the calendar year in which Employee's employment with Employer is terminated.

         3.8. Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his pro rata salary through the date of such termination which has not been paid, but Employee shall not be entitled to any individual incentive compensation with respect to the operations of the Employer and its subsidiaries and affiliates during the calendar year in which Employee's employment with Employer is terminated.

         3.9. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans (excluding any pension, retirement and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer.

         3.10. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Employee's obligations of confidentiality, non-competition and Employee's continuing obligations with respect to business opportunities that had been entrusted to Employee by Employer or any of its subsidiaries or affiliates during the employment relationship.

         3.11. This Agreement governs the rights and obligations of Employer and Employee with respect to Employee's salary and other perquisites of employment.

         3.12. Notwithstanding anything to the contrary in this Section 3, any compensation payable to Employee under Section 2.1.(ii) of this Agreement will remain payable according to the terms thereof and will not be affected by any termination of employment under this Agreement.

4.       UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS:

         4.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of Employer and its subsidiaries and affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendre or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in Employer or any of its subsidiaries or affiliates having civil or criminal liability or responsibility under the FCPA or other





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applicable United States law, such action or finding shall constitute "cause"
for termination under this Agreement unless Employer's Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer. Moreover, to the extent that Employer or any of its subsidiaries or affiliates is found or held responsible for any civil or criminal fines or sanctions of any type under the FCPA or other applicable United States law or suffers other damages as a result of Employee's actions, Employee shall be responsible for, and shall reimburse and pay to such Employer an amount of money equal to, such civil or criminal fines, sanctions or damages. The rights afforded Employer under this provision are in addition to any and all rights and remedies otherwise afforded by the law.

5.       OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

         5.1. Employer and its subsidiaries and affiliates own certain confidential and proprietary information and trade secrets to which Employee will be given access for the purpose of carrying out his or her employment responsibilities hereunder. Furthermore, Employer agrees to provide Employee with confidential and proprietary information and trade secrets regarding the Employer and its subsidiaries and affiliates, in order to assist Employee in satisfying his or her obligations hereunder.

         5.2 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's or any of its subsidiaries' or affiliates' businesses, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Upon termination of Employee's employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

         5.3. Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its subsidiaries or affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its subsidiaries and affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's or any of its subsidiaries' or affiliates' confidential business information and trade secrets. Information which is common knowledge within the automotive retailing industry is not included under the provisions of this Section 5.3.

         5.4. If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, E-mail, voice mail, electronic





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databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's or any of its subsidiaries' or affiliates' businesses, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's or any of its subsidiaries' or affiliates' premises or otherwise), Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer or any of its subsidiaries or affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer or any of its subsidiaries or affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of his or her employment nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         5.5. Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer, or any of its subsidiaries or affiliates and their nominees, at any time, in the protection of Employer's or any of its subsidiaries' or affiliates' worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or any of its subsidiaries or affiliates or their nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

6.       POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

         6.1. As part of the consideration for the compensation and benefits to be paid and extended to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 6. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, within twelve (12) miles of or in the county of any Dealership Under Management as of the date of termination of the employment relationship or any of Employee's Dealerships Under Management during the previous twelve months:

         (i) engage in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates;

         (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates;

         (iii) encourage or induce any current or former employee of Employer or any of its subsidiaries or affiliates to leave the employment of Employer or any of its subsidiaries or affiliates or proselytize, offer employment, retain, hire or assist in the hiring of any such employee by any person,





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                 association, or entity not affiliated with Employer or any of its subsidiaries or affiliates; provided, however, that nothing in this subsection (iii) shall prohibit Employee from offering employment to any prior employee of Employer or any of its subsidiaries or affiliates who was not employed by Employer or any of its subsidiaries or affiliates at any time in the twelve (12) months prior to the termination of Employee's employment (i.e., this subsection (iii) shall not apply to any prior employee who was not employed by Employer during the twelve (12) months preceding the termination of Employee).

         6.2.    The non-competition obligations set forth in subsections (i),
(ii) and (iii) of this Section 6.1 shall apply during Employee's employment and for a period of three (3) years after termination of employment. If Employer and its subsidiaries and affiliates abandon a particular aspect of their business, that is, ceases such aspect of their business with the intention to permanently refrain from such aspect of their business, then this post-employment non- competition covenant shall not apply to such former aspect of that business.

         Further, Employee will not engage in these restricted activities or assist in the industry consolidation efforts on behalf of any publicly held entity in the automotive retailing industry (nor any entity with the ultimate intention of becoming a publicly held entity or being acquired in any manner by a publicly held entity), regardless of geographic area or market; provided, however, that this paragraph shall not prohibit Employee from selling, to a publicly held entity, any dealership acquired by him in full compliance with his post-employment non-competition obligations hereunder and held by him for at least one year.

         6.3. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination and access to certain confidential and proprietary information and trade secrets) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 6 by Employee, and Employer or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement (except for payments payable to Employee under Section 2.1(ii)) and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

         6.4. It is expressly understood that the restrictions contained in this Article 6 are related to and result from the agreements of Employer and Employee in Article 5 and agreed that Employer and Employee consider the restrictions contained in this Article 6 to be reasonably necessary to protect the legitimate business interests of Employer and its subsidiaries and affiliates, including the confidential and proprietary information and trade secrets of Employer and its subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly





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broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

         6.5. Notwithstanding the foregoing, the non-competition obligations of this Article 6 shall not apply to (x) the leasing of property or facilities owned by the Employee or his affiliates to a competitor of Group 1 if such property or facilities were previously leased to Group 1 under a lease agreement which Group 1 materially breached, failed to renew or terminated (for reasons other than lessor's breach), or (y) the operation and management of any dealership purchased pursuant to Section 10.1(b) of the Plan of Reorganization.

         6.6. The parties hereto expressly acknowledge that Group 1's and Employer's rights under this Article 6 are assignable and that such rights shall be fully enforceable by any of Group 1's or Employer's assignees or successors in interest.

7.       MISCELLANEOUS:

         7.1. For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer. For purposes of this Agreement the term "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of an individual or entity, whether through the ownership of stock or as a trustee or executor, by contract or credit arrangement or otherwise.

         7.2. Employer, Group 1 and Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from making any negative or critical statements about each other or any of their respective affiliates or such entities' directors, officers, employees, agents or representatives or disclosing any conflicts with same, or from publishing any oral or written statements about each other or any of their respective subsidiaries' or affiliates' directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about each other or any of their respective subsidiaries' or affiliates' business affairs or about their respective directors, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of each other or any of their respective affiliates, directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of each other or any of their respective subsidiaries, affiliates, officers, employees, agents, or representatives; or that place each other or any of their respective affiliates, officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of each other or any of their respective subsidiaries, affiliates, officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined.

         7.3. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer to:

                 Group 1 Automotive, Inc.
                 950 Echo Lane, Suite 350
                 Houston, TX 77024
                 Attn: Chief Executive Officer

         with a copy to:

                 Vinson & Elkins L.L.P.
                 2300 First City Tower
                 1001 Fannin Street
                 Houston, TX 77002-6760
                 Attn: John S. Watson

         If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         7.4. This Agreement shall be governed in all respects by the laws of the State of Florida, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

         7.5. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.6. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         7.7. Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Employer, its subsidiaries and affiliates and Employee (all of which are referred to herein as "Claims"), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including equitable relief and specific performance, shall be resolved and decided by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. In the arbitration proceeding the Employee shall select one arbitrator, the Employer shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Employee and the Employer fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court of the Southern District of Florida, upon application of the Employee or the Employer, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 7.7. The decision of a majority of the arbitrators shall be binding on the Employee, the Employer and its subsidiaries and affiliates. The arbitration proceeding shall be conducted in Broward County, Florida. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

         This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this Agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act.

         In deciding the substance of any such Claim, the Arbitrators shall apply the substantive laws of the State of Florida; provided, however, that the Arbitrators shall have no authority to award treble, exemplary or punitive type damages under any circumstances regardless of whether such damages may be available under Florida law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive type damages in connection with any such Claims.

         7.8. This Agreement shall be binding upon and inure to the benefit of Employer, its subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of Employer by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of Employer.

         7.9. Except as provided in (1) written company policies promulgated by Employer dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests of officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Sections 2.2, 2.3 and 2.4, or (3) any signed written agreements contemporaneously or hereafter executed by Employer and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee. Specifically, but not by way of limitation, any other employment agreement or arrangement in existence as of the date hereof between Employer or any of its subsidiaries or affiliates and Employee is hereby canceled and Employee hereby irrevocably waives and renounces all of Employee's rights and claims under any such agreement or arrangement.

         7.10. The reasonable costs of resolution of any dispute arising under this Agreement shall be borne by the party losing such dispute.

         7.11. The parties hereto expressly acknowledge that Group 1's and Employer's rights under this Agreement are assignable and that such rights shall be fully enforceable by any of Group 1's or Employer's assignees or successors in interest.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.


                             GROUP 1 AUTOMOTIVE, INC.



                             By:      /s/ JOHN T. TURNER
                                --------------------------
                             Name:  John T. Turner
                             Title:  Senior Vice President


                             KOONS FORD, INC.



                             By:         /s/ WILLIAM C. CARROLL
                                -------------------------------------
                             Name: William C. Carroll
                             Title:  Vice President


                                     /s/ JAMES S. CARROLL
                             ---------------------------------
                             Employee